EXHIBIT 99.1

VYYO REPORTS 1st QUARTER 2003 FINANCIAL RESULTS

CUPERTINO, CA—MAY 14, 2003—Vyyo Inc. (Nasdaq:VYYO) today reported net revenues of $485,000 for the first quarter of 2003, compared to $875,000 for the fourth quarter of 2002. Net loss for the first quarter of 2003 was $3.3 million, or $0.26 per share, compared to $3.3 million, or $0.27 per share, for the fourth quarter of 2002. As of March 31, 2003, Vyyo had cash, cash equivalents and short-term investment balances, net of current liabilities, of $60.7 million. Additional information is available in Vyyo’s quarterly report on Form 10-Q for the three months ended March 31, 2003, filed with the Securities and Exchange Commission.

About Vyyo: Vyyo supplies broadband fixed wireless systems used by telecommunications service providers to deliver wireless, high-speed data connections to business and residential subscribers. Vyyo has wireless network systems operating in the U.S., Canada, China and Latin America. Vyyo’s subsidiary Shira provides software products for the prepress and publishing markets. For more information about Vyyo, please visit www.vyyo.com.

This press release may contain forward-looking statements. These statements involve risks and uncertainties. Actual events and results may differ materially from those projected in these forward-looking statements as a result of several factors, including but not limited to, the current limited visibility available in the telecommunications and broadband access equipment markets; the success of Vyyo in integrating and operating its recently-acquired Shira subsidiary; the ability of Shira to develop and grow its business; the ability of Vyyo, including its Shira subsidiary to market and sell successfully its products, economic conditions worldwide and the continued effects of the slow U.S. economy, and other risks set forth in Vyyo’s annual report on Form 10-K for the year ended December 31, 2002, its quarterly report on Form 10-Q for the three months ended March 31, 2003, and in other periodic reports filed by Vyyo with the Securities and Exchange Commission from time to time. Vyyo assumes no duty to update these statements.

Contact: Angela Donovan at (408) 863-2332 or adonovan@vyyo.com

Vyyo Inc.

Condensed Consolidated Statements of Operations

In Thousands, except per share data

Unaudited

	Three Months Ended March 31, 2003	Three Months Ended December 31, 2002
Net revenues	$485	$875
Cost of revenues	370	(208)

Gross profit	115	1,083

Operating expenses:
Research and development	1,243	1,159
Sales and marketing	1,263	1,304
General and administrative	1,291	1,973
Restructuring charge	—	—
Impairment of goodwill	—	400

Total operating expenses	$3,797	$4,836

Operating loss	$(3,682)	$(3,753)

Interest income, net	419	407

Net loss	$(3,263)	$(3,346)

Net loss per common share
Basic and diluted	$(0.26)	$(0.27)

Vyyo Inc.

Condensed Consolidated Balance Sheets

In Thousands

Unaudited

	March 31, 2003	December 31, 2002
Assets
Current Assets:
Cash and cash equivalents and short-term investments	$67,222	$72,315
Accounts receivable, net	231	297
Inventories	93	79
Other	480	537

Total Current Assets	$68,026	$73,228

Property and Equipment, Net	$1,292	$1,414
Goodwill	420	420
Identifiable Intangible Assets	2,316	2,574

	$72,054	$77,636

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$904	$965
Accrued liabilities	5,327	5,788
Accrued restructuring liability	261	2,114

Total Current Liabilities	$6,492	$8,867

Total Stockholders’ Equity	65,562	68,769

	$72,054	$77,636